Exhibit F-1





                          April 10, 2001



    Securities and Exchange Commission
    450 Fifth Street, N.W.
    Washington, D.C. 20549


         Re:  IES Utilities Inc. Statement on Form U-1, as amended,
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              - File No. 70-9375
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    Ladies and Gentlemen:

         I have represented IES Utilities Inc. ("IES") in connection with the Statement on Form U-1, as amended, filed in the above-referenced proceeding (the "Application"). I am furnishing this opinion with respect to the certain transactions described therein.

         In connection with my representation of IES, I have reviewed the Application, including the exhibits thereto, the Commission's order dated December 15, 200 in this proceeding, and such other documents, certificates, and regulatory filings as I have deemed necessary in order to render the opinions set for below.

         Based on the foregoing, and subject to the assumptions and conditions set forth herein, and having regard to legal considerations which I deem relevant, I am of the opinion that the transactions consummated, which relate to the issuance by IES of $200 million in 10-year unsecured 6 3/4% Series B
    Senior   Debentures  due  2011,  are  in  accordance  with  the
    Application.

         I am of the opinion that:

      1. All state laws applicable to the transaction have been complied with; however, I express no opinion as to the need to comply with state blue sky laws;

      2. IES is validly organized and duly existing under the laws of its state of incorporation;

      3. The various debt instruments and agreements issued by IES as part of the transaction will be valid and binding obligations of IES in accordance with the terms of such instruments and guarantees;

      4. The consummation of the transaction does not violate the legal rights of the holders of any securities issued by IES or its subsidiaries.


         I am an attorney licensed to practice in the State of Wisconsin and have acted as counsel to IES in connection with the transaction consummated under the authority described in the Application. I express no opinion with respect to the laws of any other State or jurisdiction.

         I hereby give my written consent to the use of this opinion in connection with the Application. This opinion is addressed to the Commission and may not be relied upon by any other person.

                                          Very truly yours,

                                          /s/ Barbara J. Swan
                                          -------------------
                                          Barbara J. Swan